Exhibit 99.1

Subaye, Inc. Appoints Mr. King Rong to Senior Vice President of Sales and Marketing

GUANGZHOU CITY, China, Sept. 22,  Subaye, Inc. (Nasdaq: SBAY) (“Subaye” or the “Company”), a leading outsourced marketing services provider in China engaged in online video advertising and cloud computing business solutions, announced today the appointment of Mr. King Rong to Senior Vice President of Sales and Marketing.

Mr. Rong joins Subaye after working in online sales and marketing for over 11 years, most recently serving as Customer Marketing Manager of Google (China), where he led business-to-business activities and export marketing. During his tenure at Google, he focused on customer marketing, events and sales performance, as well as establishing a direct sales team in China. Previously, Mr. Rong was Account Director with Yahoo China Ltd., with responsibility for overall sales performance of Yahoo China’s Eastern and Southern Regions, with a focus on revenue achievement and business development.

Mr. Zhiguang Cai, Chief Executive Officer of Subaye, Inc. said, “We are looking forward to King’s leadership and guidance in our sales and marketing activities as we continue to grow our core online platforms - VIDEO SHOWCASE and CLOUD COMPUTING. He is a seasoned executive in the online sector who will be a key member of the management team, and we are very pleased to have him join the company.”

About Subaye, Inc.

Subaye, Inc. is a leading outsourced marketing services provider in China engaged in online video advertising and cloud computing business solutions. Subaye's online video advertising network provides production, upload, storage, and publishing onto video sharing websites. Subaye also offers cloud computing business solutions and is in the process of developing an online mall with 3D imaging throughout the online customer interface. Visitors of Subaye's websites, namely, www.subaye.com, view video showcases of Subaye members, primarily small to mid-size enterprises ("SMEs"), and select products or services they wish to purchase. For further information on Subaye, Inc., please visit http://www.subaye.net .

    For more information, please contact:

    The Company:
    James Crane
    Chief Financial Officer
    China: +86-186-2136-3580
    U.S.: +1-617-699-6325